Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited fourth quarter 2020 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

(Additional Detailed Information follows)

Asset-Based Segment

4Q’20 Year-over-Year Yield Metrics

●	Billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges, decreased by a percentage in the low-single digits. Pricing on traditional published LTL-rated business, excluding fuel surcharge, which does not include transactional LTL-rated shipments, improved by a percentage in the low-single digits when compared to 4Q’19.
●	Average increase on Contract renewals and Deferred Pricing agreements negotiated during 4Q’20: +4.0%

4Q’20 and January 2021 Year-over-Year Monthly Total Daily Business Trends

	October 2020	November 2020	December 2020	January 2021(1)(2)

Billed Revenue/Day(3)	+9.1%	+9.0%	+6.6%	+10%
Tons/Day	+10.5%	+8.0%	+4.7%	+6%
Shipments/Day	+1.1%	+2.0%	+5.3%	+5%

1)	Statistics for the full month of January 2021 have not been finalized.
2)	There were 20 workdays in January 2021 and 22 workdays in January 2020.
3)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

January 2021 Business Update

See table above for January 2021 revenue, tonnage and shipment metric comparisons.

Statistics for January 2021 have not been finalized. Preliminary Asset-Based financial metrics and business trends for January 2021, compared to the same period last year, are as follows:

●	Revenue has been positively impacted by continued solid demand for U-Pack household goods moving services.
●	Total Tonnage/Day increased approximately 6% with a high-single-digit percentage increase in LTL-rated tonnage while truckload-rated spot shipment tonnage moving in the Asset-Based network was flat.
●	Total Billed Revenue/CWT increased approximately 4%, impacted by freight mix changes, including the U-Pack growth, partially offset by lower fuel surcharges.
●	ABF Freight implemented a general rate increase of 5.95% effective January 25, 2021.
●	Total Billed Revenue/Shipment increased approximately 5%.
●	Total Weight/Shipment increased approximately 1%, primarily reflecting business mix changes and, to a lesser extent, changes in freight mix.
●	In recent years, the historical average sequential change in ArcBest’s Asset-Based operating ratio in the first quarter, versus the fourth quarter, has been an increase of approximately 350 to 400 basis points.

1Q’21 Other Items

●	63 Working Days compared to 64 working days in 1Q’20
●	In January 2021, ABF Freight sold an unutilized property that will result in a first quarter 2021 asset-based operating gain of approximately $8.5 million (versus a $2.2 million gain in first quarter 2020).
●	Projected Innovative Technology Costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight (non-GAAP item): $6 million vs. $5 million in 1Q’20

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

4Q’20 and January 2021 Year-over-Year Monthly Total Daily Business Trends

	October 2020	November 2020	December 2020	January 2021(1)(2)

Revenue/Day	+30.0%	+33.2%	+37.1%	+51%

1)	Statistics for the full month of January 2021 have not been finalized.
2)	There were 20 workdays in January 2021 and 22 workdays in January 2020.

Statistics for January 2021 have not been finalized. Preliminary Asset-Light (excluding FleetNet) financial metrics and business trends for January 2021, compared to the same period last year, are as follows:

●	Asset-Light revenue increase on shipment growth that reflects continued demand for expedite services and managed transportation solutions.
●	Purchased transportation expense per day increased approximately 50%.
●	Purchased transportation expense represented approximately 83.5% of revenues compared to 84% of revenues in the same prior-year period.

ArcBest Consolidated

1Q’21 – Projected

●	Loss in the “Other and eliminations” segment (non-GAAP basis): $6 million vs. $5 million in 1Q’20
●	Interest Expense, net of Interest Income: $2 million vs. $2 million in 1Q’20

FY’21 – Projected

●	Loss in the “Other and eliminations” segment (non-GAAP basis): $24 million vs. $13 million in 2020. The increase versus the 2020 amount primarily reflects actions taken during the pandemic to reduce costs in 2020. The estimated loss in 2021 is comparable to 2019.
●	Interest Expense, net of Interest Income: $8.0 million vs. $8.1 million in 2020
●	Income (Expense) in the “Other, net” line (non-GAAP basis): $0.1 million expense vs. $0.1 million income in 2020

ArcBest Consolidated Capital Expenditures

FY’20 – Actual

●	Total Net Capital Expenditures, including financed equipment: $92 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $63 million. Revenue equipment purchases in 2020 were lower than the original estimate as well as the 2019 amount by approximately $20 million.
●	Because of reductions announced in early second quarter 2020 associated with the effects of the global pandemic and shifts in the timing of some expenditures into 2021, total net capital expenditures for 2020 were approximately 35 percent below the annual average during the previous three years.
●	Depreciation and amortization costs on property, plant and equipment: $114.4 million
●	Intangible asset amortization: $4.0 million

FY’21 – Projected

●	Total Net Capital Expenditures, including financed equipment: $150 million to $160 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $100 million. As noted above, the timing of a portion of 2020 planned revenue equipment purchases has shifted to 2021. The 2021 increase in revenue equipment also reflects trailer purchases for the Asset-Light business, primarily replacements of leased units.
●	The remaining amount of capital expenditures includes items related to real estate, technology, and dock equipment upgrades and enhancements.
●	Depreciation and amortization costs on property, plant and equipment: $115 million to $120 million
●	Intangible asset amortization: $4 million

Additional Detailed Information

Asset-Based Segment

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $5 million - $6 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

Tax Rate

ArcBest’s fourth quarter 2020 effective GAAP tax rate was 20.8%. The “Effective Tax Rate Reconciliation” table of ArcBest’s fourth quarter 2020 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The tax rate used to calculate non-GAAP EPS was 26.7% for fourth quarter 2020.  Under current tax laws, ArcBest expects the full year 2021 tax rate to be 25% to 26%, while the effective rate in any quarter, may be impacted by items discrete to that period.

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers. Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in “Other and eliminations” tends to be higher in periods when business levels are lower, and consequently allocations to operating segments are lower, which is typically during the first and fourth quarters of the year.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

Subsequent to the settlement of ArcBest’s nonunion pension plan obligation of as September 30, 2019, the “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP items detailed in the table below, ArcBest expects the 2021 non-GAAP “Other net” expense to approximate the 2020 expense.

Changes in cash surrender value of life insurance reflected an increase of $2.1 million in fourth quarter 2020 compared to an increase of $1.0 million in fourth quarter 2019.  This change was an indication of the fourth quarter 2020 market gains experienced on these assets that are invested much like pension plan assets.  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019

	(in millions)
Other, net
Amounts on GAAP basis - income (costs)	$2.0	$0.5	$2.3	$(7.3)
Non-GAAP Adjustments:
Nonunion pension expense, including settlement, pre-tax(1)	—	0.4	0.1	9.4
Life insurance proceeds and losses/(gains) in cash surrender value(2)	(2.1)	(1.0)	(2.3)	(3.7)
Non-GAAP amounts - income (costs)	$(0.1)	$(0.1)	0.1	(1.6)

1)	Includes pre-tax pension settlement expense related to the supplemental benefit plan of $0.1 million for the year ended December 31, 2020 and $0.4 million for the three months and year ended December 31, 2019.
2)	Amounts in parentheses indicate gains.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; the ability to maintain third-party information technology systems or licenses; widespread outbreak of an illness or any other communicable disease and the effects of pandemics, including the COVID-19 pandemic, or any other public health crisis; regulatory measures that may be implemented in response to widespread illness, including the COVID-19 pandemic; ineffectiveness of our business continuity plans to meet our operational needs in the event of adverse external events or conditions; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight, and any write-offs associated therewith; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; general economic conditions and related shifts in market demand, including the impact of and uncertainties related to the COVID-19 pandemic, that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; the ability to manage our cost structure, and the timing and performance of growth initiatives; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; availability and cost of reliable third-party services; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; governmental regulations; environmental laws and regulations, including emissions-control regulations; union employee wages and benefits, including changes in required contributions to multiemployer plans; litigation or claims asserted against us; the loss of key employees or the inability to execute succession planning strategies; maintaining our intellectual property rights, brand, and corporate reputation; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; potential impairment of goodwill and intangible assets; the cost, integration, and performance of any recent or future acquisitions; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; acts of terrorism or war, or the impact of antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.